Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296866

Prospectus

BLUEJAY DIAGNOSTICS, INC.

11,223,665 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of up to 11,223,665 shares of our common stock, par value $0.0001 per share, or the Shares, which are comprised of (i) 3,655,917 shares of common stock issuable to certain of the Selling Stockholders upon the exercise of pre-funded warrants (“Pre-Funded Warrants”), (ii) 3,655,917 shares of common stock issuable to certain of the Selling Stockholders upon the exercise of series G warrants (“Series G Warrants”), (iii) 3,655,917 shares of common stock issuable to certain of the Selling Stockholders upon the exercise of series H warrants (“Series H Warrants”), and (iv) 255,914 shares of common stock issuable to certain of the Selling Stockholders upon the exercise of placement agent warrants (“Placement Agent Warrants” and, together with the Pre-Funded Warrants, the Series G Warrants and the Series H Warrants, the “Warrants”), which Warrants were issued to the Selling Stockholders in June 5, 2026.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders hereunder. We will, however, receive the net proceeds of any Warrants exercised for cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses, and fees in connection with the registration of the Shares.

The Selling Stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BJDX.” On June 25, 2026, the closing price of our common stock was $3.31 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2026.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 11,223,665 shares of our common stock, par value $0.0001 per share. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of the Shares offered by the Selling Stockholders hereunder. We will, however, receive the net proceeds of any Warrants exercised for cash.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the common stock described in this prospectus. This prospectus omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information with regard to us and the securities being offered by the Selling Stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise with the SEC is not necessarily complete, and in each instance, reference is made to the document filed. You should review the complete document to evaluate such statements.

You should carefully read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the captions “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, or documents to which we otherwise refer you. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. We have not authorized any person to provide you with different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. All of the summaries in this prospectus are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or incorporated by reference in this prospectus or contained in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriter is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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Industry and Market Data

This prospectus and the documents incorporated by reference contain estimates, projections and other information concerning our industry, our business, the science of our products and the markets for our products, including data regarding the incidence of certain medical conditions and the scientific basis of our products. We obtained the industry, science, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys, and studies conducted by third parties. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information. The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Information that is based on estimates, forecasts, projections, market research, scientific research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Note Regarding Trademarks

Unless the context otherwise requires, references in this prospectus to “Bluejay,” “the Company,” “we,” “us” and “our” refer to Bluejay Diagnostics, Inc. Our logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies, products or services.

Basis of Presentation

On January 27, 2026, we filed a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-4 reverse stock split of our issued and outstanding shares of common stock, par value $0.0001 per share (the “January 2026 Reverse Stock Split”), which became effective on January 29, 2026. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the January 2026 Reverse Stock Split. However, our periodic and current reports, and all other documents incorporated by reference into this prospectus that were filed prior to January 29, 2026, do not give effect to the January 2026 Reverse Stock Split.

On November 15, 2024, we filed a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-50 reverse stock split of our issued and outstanding shares of common stock, par value $0.0001 per share (the “November 2024 Reverse Stock Split”), which became effective on November 18, 2024. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the November 2024 Reverse Stock Split. However, our periodic and current reports, and all other documents incorporated by reference into this prospectus that were filed prior to November 18, 2024, do not give effect to the November 2024 Reverse Stock Split.

On June 17, 2024, we filed a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-8 reverse stock split of our issued and outstanding shares of common stock, par value $0.0001 per share (the “June 2024 Reverse Stock Split”), which became effective on June 20, 2024. All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the June 2024 Reverse Stock Split. However, our periodic and current reports, and all other documents incorporated by reference into this prospectus that were filed prior to June 20, 2024, do not give effect to the June 2024 Reverse Stock Split.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable free writing prospectus and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference herein or therein, before deciding to buy shares of our common stock.

Overview

We are a medical diagnostics company focused on improving patient outcomes in critical care settings, with a focus on sepsis. We are working on developing rapid, near-patient tests using whole blood on our Symphony technology platform (“Symphony”), which consists of an analyzer and single-use protein detection cartridges. We do not yet have regulatory clearance for Symphony, and we will need to receive regulatory authorization from the U.S. Food and Drug Administration (the “FDA”) before Symphony can be marketed as a diagnostic product in the United States. We have completed the pre-clinical development of the Symphony analyzer. During 2025, we transferred the intellectual property underlying the production of the Symphony cartridges from the original developer and outside supplier, Toray Industries, Inc. (“Toray”), to a contract manufacturing facility with FDA certification run by Sanyoseiko. The Company has successfully resolved the technical issues related to the Symphony cartridge manufacturing process in collaboration with Sanyoseiko and is now progressing toward analytical and clinical validation to support regulatory submission.

Our Symphony platform is a combination of Bluejay’s intellectual property (“IP”) and exclusively licensed and patented IP on the Symphony technology that we believe, if cleared, authorized, or approved by the FDA, could provide a solution to a significant market need in the United States. The Symphony device candidate is designed to produce laboratory-quality results in approximately 20 minutes in critical care settings, including Intensive Care Units (“ICUs”) and Emergency Rooms (“ERs”), where rapid and reliable results are required.

Our first product candidate, the Symphony IL-6 test, is an immunoassay for the measurement of interleukin-6 (IL-6) to be used for the monitoring of disease progression in critical care settings. We are currently focused on pursuing the Symphony IL-6 test in the context of sepsis. IL-6 is a clinically established inflammatory biomarker, and is considered a ‘first-responder,’ for assessment of severity of infection and inflammation across many disease indications, including sepsis. A current challenge of healthcare professionals is the excessive time and cost associated with determining a patient’s level of severity at triage and we believe that our Symphony IL-6 test, if ultimately successful and approved, could have the ability to consistently monitor this critical care biomarker with rapid results.

If we succeed with the foregoing plan, in the future we hope to develop additional tests for Symphony, including tests for myocardial infarction and congestive heart failure (cardiac biomarkers hsTNT and NT pro-BNP) as well as other tests using the Symphony platform.

The Company was incorporated under the laws of Delaware on March 20, 2015. Our headquarters, which is our sole office location, is located in Acton, Massachusetts.

Our Market

The Symphony platform is designed to address a subset of the global in vitro diagnostics devices (“IVDs”) market, with a focus on targeting critical care markets where physicians must quickly determine patient acuity to identify optimal treatment regimens. We are currently focused on our initial biomarker test, Symphony IL-6 test, in the context of the evaluation of the risk of mortality due to sepsis. We hope in the future to also explore the potential for adding new biomarker tests to the Symphony platform to also be used in the context of cardio-metabolic diseases, cancer and other diseases that require rapid tests.

Our Business Model

We do not currently have any revenue-generating operations. Our goal is to become the first provider of rapid tests for critical care settings, including infectious, inflammatory and metabolic diseases, by leveraging the strengths of our Symphony platform. We intend to target our sales and marketing of Symphony to the largest critical care facilities in the United States. Our planned business model, which is contingent on us ultimately obtaining market clearance and commercializing our Symphony platform, includes the following:

●	Financing Model. We intend to offer various financing options for the device itself. As such, our planned business model would not require customers to incur a significant capital outlay, assuming we are able to successfully offer such financial options.

●	Recurring Revenue. We intend to sell single-use diagnostic test cartridges, thereby seeking to create a growing and recurring revenue stream, as adoption and utilization increase, and as we develop tests for additional indications. We intend that the sale of test cartridges would generate the majority of our revenue and gross profit.

●	Expand our Menu of Diagnostic Products. Our goal would be for the average customer use of the Symphony platform to increase as overall adoption of the product occurs. If we are able to achieve market clearance in the context of sepsis and then expand our test menu to other diseases and/or conditions, we hope to be able to increase our annual revenue per customer through the resulting increase in utilization.

The Symphony Platform

The Symphony platform is a proprietary technology platform that is designed to provide rapid and accurate measurements of key diagnostic biomarkers found in blood in a manner that we believe is innovative in the market. Symphony is compact and is designed for the potential of it to be deployed in a manner that is more mobile than current laboratory diagnostic platforms on the market. Symphony incorporates a user-friendly interface where all sample preparation and reagents are integrated into the disposable Symphony cartridges. Symphony only requires a few drops of blood to provide a measurement in approximately 20 minutes.

The Symphony analyzer is developed and is designed to orchestrate sample processing (e.g. whole blood, plasma, serum, etc.), biomarker isolation, and immunoassay preparation using non-contact centrifugal force. All necessary reagents and components are integrated into the Symphony cartridges. Utilizing precision microchannel technology and high specificity antibodies, liquid samples are processed, and the biomarker is isolated within the Symphony cartridge. Intermittent centrifugation cycles enable complex fluid movements, allowing sequential reagent additions and independent reaction steps inside the Symphony cartridge. At the conclusion of the test, the Symphony analyzer measures the fluorescence signature correlating to a highly sensitive quantitation of the biomarker.

To perform a Symphony test, the test operator adds the sample (e.g. whole blood, plasma, serum, etc.) to the Symphony cartridge. After scanning the patient ID, the Symphony cartridge is inserted into the Symphony analyzer and the operator initiates the fully automated test. Each analyzer can run up to six cartridges simultaneously, either with six different patient samples or six different tests, providing quantitative measurements used for improved patient management and clinical decision-making.

Manufacturing

We plan to manufacture our analyzers and cartridges through Sanyoseiko as a CMO, and we have entered into master supply and service agreements with Sanyoseiko governing these matters. Pursuant to statements of work that we have begun providing to Sanyoseiko under these agreements, Sanyoseiko will provide end-to-end support for the Symphony platform, including supporting the manufacturing process for analyzers and cartridges (with hardware, software, and design updates), managing raw material sourcing and vendor compliance, and serving as our CMO for analyzers, cartridges, and related components. In this capacity, Sanyoseiko will oversee fulfillment, kit assembly, labeling, packaging, shipping, and quality control of manufactured products, while also providing regulatory and quality management support, and equipment storage and maintenance.

Sanyoseiko has been selected as our CMO due to their core competencies in manufacturing and quality systems recognized by the FDA. Sanyoseiko’s facilities are located in Japan. We currently license the technology for the Symphony cartridges from Toray. Our license grants us exclusive global marketing rights, with the exception of Japan. Bluejay holds the rights to manufacture the analyzers.

To further de-risk manufacturing and support scale-up, we have executed a manufacturing partnership with Argonaut Manufacturing Services (“Argonaut”), an FDA-registered and ISO-certified IVD manufacturer. This partnership is designed to support the Company’s broader efforts to establish scalable U.S.-based manufacturing capabilities aligned with its ongoing clinical development programs and future commercialization objectives. In addition, the partnership is intended to strengthen the Company’s future commercial infrastructure by supporting broader product distribution across the United States, enhancing supply chain resilience, and reducing potential risks associated with international sourcing and import tariffs. The collaboration is also intended to mitigate risks associated with the Company’s current reliance on overseas manufacturing by establishing domestic manufacturing capabilities that can provide greater operational control, business continuity, and supply chain security. By leveraging U.S.-based manufacturing and distribution capabilities, the Company aims to improve operational flexibility, support future market demand, and further enhance its ability to commercialize innovative near-patient diagnostic solutions for critical care settings.

In connection with the foregoing, in May 2026, the Company and Argonaut entered into an agreement and statement of work under which Argonaut will provide manufacturing services to support Symphony. The services include planning, engineering, sourcing, supply chain management, formulation, filling, finishing, quality control testing, procurement of capital equipment and product storage, delivery and distribution relating to the Company’s IL-6 testing products. All services under the Agreement are to be performed pursuant to terms contained in purchase orders to be provided by the Company to Argonaut from time-to-time.

Government Regulation – FDA Regulatory Strategy

The design, development, manufacture, testing and sale of our products in the U.S. are subject to regulation by numerous governmental authorities, principally the FDA, and corresponding state and local regulatory agencies. Generally, the products we develop must be cleared by the FDA before they are marketed in the United States. Before and after approval, authorization, or clearance in the United States, our products are subject to extensive regulation by the FDA, as well as by other regulatory bodies. FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, recordkeeping, market clearance, authorization or approval, labeling and promotion, import and export, marketing and sales, and distribution of medical devices

Our current regulatory strategy is designed to support commercialization of Symphony in the United States if and when we receive marketing authorization from the FDA. In May 2023, we submitted a pre-submission application to the FDA presenting study designs to validate Symphony IL-6 for use with hospitalized sepsis patients. We participated in a pre-submission meeting with the FDA in August 2023, and at the meeting the FDA provided feedback on the study design, determined that the submission of a 510(k) is the appropriate premarket submission pathway, and requested that certain data be provided in the 510(k). Based on this feedback, we determined to proceed on this basis, which considers the FDA’s feedback.

In the second quarter of 2024, we completed a multicenter SYmphony IL-6 MONitoring Sepsis (“SYMON”) clinical study investigating the role of interleukin-6 (IL-6) in patients diagnosed with sepsis and septic shock. This prospective study assessed the performance of IL-6 upon initial presentation to the intensive care unit (ICU). A primary endpoint of the SYMON-I pilot clinical study (registered clinical trial number NCT06181604) suggested that IL-6 levels within 24 hours of sepsis or septic shock diagnosis and admission to the ICU may predict patient mortality out to 28 days. Furthermore, a secondary endpoint of the SYMON-I study suggested that IL-6 levels within 24 hours of sepsis or septic shock diagnosis and admission to the ICU is a predictor of patient mortality during their hospitalization. Other secondary endpoints suggested that lactate and Sequential Organ Failure Assessment (SOFA), standard clinical tests used for sepsis and septic shock patients, were not predictors of patient mortality out to 28 days. We believe that the findings underscore the potential importance of IL-6 as a predictor and provide new insights into the potential pathways for improving sepsis outcomes.

Using the data analysis from the SYMON-I pilot clinical study, we initiated the SYMON-II pivotal clinical study in the third quarter of 2024. The SYMON II clinical study has three components: (1) collection, freezing, and biobanking of patient samples, (2) measuring IL-6 concentrations in the biobanked samples near the end of patient enrollment or after the patient enrollment has completed, and (3) analysis of the IL-6 data with the patient outcomes to see if the established IL-6 cutoff value has been validated for 28-day all-cause mortality. Patient enrollment started during the fourth quarter of 2024. As of May 5, 2026, we have enrolled approximately 680 hospital patients among a target of 750 patients, and have collected, frozen and biobanked blood samples from the enrolled patients, while also obtaining all related patient data regarding their disease progression and outcomes. We expect to complete patient enrollment in the study in the summer of 2026. Our goal is to use the Symphony IL-6 test to complete the testing in the SYMON-II clinical trial. We are not yet testing the samples because we are simultaneously working with Sanyoseiko to manufacture the cartridges that will be used in the test, and these cartridges are still being manufactured and verified to ensure that they meet FDA requirements for submission and commercial production. Our goal is to produce and verify these cartridges during 2026.

If we are able to complete the SYMON-II clinical study and the results are positive, we intend to use the data generated from SYMON-II to support a 510(k) application to the FDA. This application is currently expected to be based on the following intended use: “Symphony IL-6 is intended for use to determine the IL-6 concentration as an aid in assessing the cumulative 28-day risk of all-cause mortality in conjunction with other laboratory findings and clinical assessments for patients diagnosed with sepsis or septic shock in the ICU.” We also plan to present the SYMON-I and SYMON-II results at future national scientific meetings and publish them in peer-reviewed journals, subject to future completion of the SYMON-II study and the results being positive. Subject to achieving needed funding and successfully achieving commercial grade manufacturing with our cartridges, our plan is to begin testing of samples we are collecting as part of the SYMON-II clinical trial by the end of 2026, with a goal of being in position to submit a 510(k) regulatory application to the FDA during the first half of 2027, and an objective of achieving FDA clearance thereafter.

Our ability to engage in and complete the activities needed for an FDA submission will be contingent upon remaining a going concern and producing product capable of meeting analytical validation and clinical validation.

Sales and Marketing

Until such time as Symphony products may be authorized by the FDA, our sales and marketing efforts are intended to focus on brand awareness and market education to potential customers, emphasizing the value of monitoring a critical care patient’s IL-6 levels to improve decision making and patient outcomes. If the device is cleared by the FDA, we intend to target sales to ERs and ICUs at United States hospitals, as well as to long-term acute care facilities. We hope to establish a market presence by selling Symphony devices and tests both directly and through various distribution channels to maximize sales volume and market penetration. In addition to our hope to sell Symphony for eventual use in the patient care market, we are also evaluating sales of Symphony devices for “research use only” purposes.

License Agreement

We depend on Toray’s intellectual property to develop the Symphony cartridges upon which the Symphony platform relies. We are party to license and supply agreements with Toray, which provides us with an exclusive global license, excluding Japan, to use Toray’s patents and know-how related to the Symphony detection cartridges for the manufacturing, marketing and sale of the products. In exchange for this license, we committed to make two payments of $120,000 each to Toray, both of which were made in 2021. In addition, following the first sale of the cartridges after regulatory clearance, we are obligated to make royalty payments to Toray based on the net sales of the cartridges for the period that any underlying patents exist or ten years after the first sale.

Under our agreements with Toray, we must use best efforts to have substantially completed the establishment of our cartridge manufacturing site by October 2026. We have begun cartridge manufacturing through Sanyoseiko and believe we have satisfied this obligation. However, if Toray were to assert that we have not done so, they could seek to terminate the license agreement as early as November 2026. If Toray were to be successful in terminating the license agreement, we would lose access to certain technology required to produce the cartridges that the Symphony system relies on to function, which would likely result in a material adverse effect on our commercialization efforts.

Intellectual Property, Proprietary Technology

We do not currently directly hold any granted patents. We rely on a combination either directly or through the License Agreement with Toray of patent, copyright, trade secret, trademark, confidentiality agreements, and contractual protection to establish and protect our proprietary rights. Of these patents we rely on, the protections expire internationally in 2027 and 2028, while Toray patents in the U.S. expire on March 18, 2029 and February 22, 2030. As described above, we are currently working toward a goal of being in position to submit a 510(k) regulatory application to the FDA in 2027 with an objective of achieving FDA clearance sometime thereafter, which means that even if we meet our timeline, the period of time we will have to commercialize our product under the protection of these patents is expected to be very narrow.

In connection with prior development work performed by Bluejay, we plan to apply for patent protections related to certain design improvements made to the Symphony technology platform.

Competition

There are currently no FDA cleared or approved IL-6 tests on the market. There are IL-6 tests granted under FDA Emergency Use Authorization (EUA) for use with only COVID-19 patients, including the Roche Cobas®, Siemens ADVIA Centaur® and Beckman Coulter Access 2®, which are central laboratory size equipment and require pre-processing of whole blood prior to performing their tests. We believe that Symphony, which is designed for many liquid sample types including whole blood, provides us with a substantial competitive advantage over our existing competition that will sustain through commercialization, despite the major life science companies and consistent entry of innovative start-ups that define our competitive landscape.

Employees

As of June 17, 2026, we have 6 full-time employees, which includes one executive officer. We also contract with several consultants and contractors performing finance, accounting, regulatory advisory, investor relations and manufacturing scale-up support. To conserve costs, our President and Chief Executive Officer serves as our principal financial and accounting officer, in addition to being our principal executive officer. In addition, we do not employ any internal legal personnel. None of our employees are represented by labor unions or covered by collective bargaining agreements.

June 2026 Private Placement

On June 2, 2026, we entered into a securities purchase agreement with certain institutional accredited investors, pursuant to which we offered and sold (i) Pre-Funded Warrants to purchase up to 3,655,917 shares of common stock, (ii) Series G Warrants to purchase up to 3,655,917 shares of common stock, and (ii) Series H Warrants to purchase up to 3,655,917 shares of common stock. The combined price of securities sold in the private placement was $2.324 per Pre-Funded Warrant and accompanying Series G Warrant and Series H Warrant. The Pre-Funded Warrants are immediately exercisable for shares of common stock at an exercise price of $0.0001 per share, and expire once exercised in full. The Series G Warrants and Series H Warrants are immediately exercisable for shares of common stock at an exercise price of $2.075 per share. The Series G Warrants expire five years from the effective date of this registration statement. The Series H Warrants expire twenty-four months from issuance.

The transaction closed on June 5, 2026. At closing, we received proceeds of approximately $7.7 million after payment to the placement agent of a 7% cash fee, a 1% management fee and reimbursement of certain fees and expenses of the placement agent, in each case, pursuant to an engagement letter entered into with the placement agent on April 11, 2026. In addition, pursuant to such engagement letter, we issued to the placement agent (or its designees) Placement Agent Warrants to purchase up to an aggregate of 255,914 shares of common stock on the same terms as the Series G Warrants, except that the exercise price per share is 125% of the combined price of the securities sold in the private placement.

October 2025 Private Placement

On October 9, 2025, the Company entered into a securities purchase agreement with certain institutional accredited investors, pursuant to which the Company offered and sold (i) an aggregate of 43,750 PIPE Shares and Pre-Funded Warrants to purchase up to 518,750 shares of common stock, and (ii) Series F Warrants to purchase up to 1,125,000 shares of common stock. The combined price of securities sold in the private placement was $8.00 per share of common stock (or pre-funded warrant in lieu thereof, in which case such price was reduced by $0.0004) and accompanying Series F Warrants to acquire two shares of common stock. The Pre-Funded Warrants are exercisable for shares of common stock at an exercise price of $0.0004 per share, are immediately exercisable and expire once exercised in full. The Series F Warrants are exercisable for shares of common stock at an exercise price of $7.00 per share, are immediately exercisable and expire five and one-half years from the date of issuance.

The transaction closed on October 10, 2025. At closing, the Company received proceeds of approximately $4.0 million after payment to the placement agent of an 8% cash fee and reimbursement of certain fees and expenses of the placement agent, in each case, pursuant to an engagement letter entered into with the placement agent on August 29, 2025. In addition, pursuant to such engagement letter, the Company issued to the placement agent (or its designees) Placement Agent Warrants to purchase up to an aggregate of 45,000 shares of common stock on the same terms as the Series F Warrants, except that the exercise price per share is 125% of the combined price of the securities sold in the private placement.

Reverse Stock Splits

On July 24, 2023, we effected the first reverse stock split of our shares of common stock at a ratio of 1-for-20 (the “July 2023 Reverse Stock Split”). On June 20, 2024, we effected a second reverse stock split of our shares of common stock at a ratio of 1-for-8 (the “June 2024 Reverse Stock Split”). On November 18, 2024, we effected a third reverse stock split of our shares of common stock at a ratio of 1-for-50 (the “November 2024 Reverse Stock Split”). On January 29, 2026, we effected a fourth reverse stock split of our shares of common stock at a ratio of 1-for-4 (the “January 2026 Reverse Stock Split” and together with the July 2023 Reverse Stock Split, the June 2024 Reverse Stock Split and the November 2024 Reverse Stock Split, the “Reverse Stock Splits”). As such, collectively, the Company’s common stock has undergone reverse stock splits that have combined the shares on a 1-for-32,000 aggregate basis since July 2023. Each of the Reverse Stock Splits were undertaken because the trading price of our common stock had fallen below the $1.00 per share minimum price that is required to maintain listing on Nasdaq, and the Company desired to maintain the common stock’s Nasdaq listing. The Reverse Stock Splits became effective in the months noted above, when the Company’s common stock opened for trading on Nasdaq on a post-split basis under the Company’s existing trading symbol, “BJDX.” All historical share and per share amounts reflected throughout this prospectus have been adjusted to reflect the Reverse Stock Splits.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary and in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, each of which are incorporated by reference into this prospectus. These risks include the following:

●	We have incurred significant losses since our inception, do not currently generate any operating income, and will continue to incur losses as we work to obtain product clearance or approval, and thus we may never achieve or maintain profitability.

●	We will require material additional funding to continue as a going concern beyond 2027, which may not be available to us on acceptable terms, or at all, and our historical lack of cash resources has slowed the timeline of our clinical trial work and could cause us to eventually run out of cash resources.

●	Since the initial public offering of our common stock in November 2021, the market price of our common stock has fallen by more than 99.9%, and we expect to need additional funding amounts in the future, which may result in further dilution and could coincide with further declines in the trading price of our common stock beyond the substantial declines that have occurred in recent years.

●	In connection with any merger, consolidation or sale of all or substantially all of our assets, holders of our outstanding warrants would be entitled to receive the Black Scholes value of such warrants, which may reduce the consideration otherwise available for payment to holders of our common stock.

●	Our common stock is currently listed for quotation on the Nasdaq Capital Market, but we may be unable to meet requirements for continued listing in the future.

●	Our license and supply arrangements with Toray, which relate to the license of the core technology used in our Symphony Cartridges and the supply of cartridge intermediates from Toray to Sanyoseiko for Sanyoseiko to manufacture cartridges for Bluejay, are subject to significant risks that may threaten our viability or otherwise have a material adverse effect on us and our business, assets and its prospects.

●	Our Symphony platform, including its software and systems, may contain undetected errors, which could limit our ability to provide our products and diminish the attractiveness of our offerings.

●	If we or our manufacturers fail to comply with the regulatory quality system regulations or any applicable equivalent regulations, our proposed operations could be interrupted, and our operating results would suffer.

●	If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

●	Significant raw material shortages, supplier capacity constraints, supplier disruptions, and sourcing issues may adversely impact or limit our products sales and or impact our product margins.

●	The regulatory clearance process which we may be required to navigate may be expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for our planned products.

●	Clinical data obtained in the future may not meet the required objectives, which could delay, limit or prevent any regulatory clearance or approval.

●	We may be unable to complete required clinical evaluations, or we may experience significant delays in completing such clinical evaluations, which could prevent or significantly delay our targeted product launch timeframe and impair our viability and business plan.

●	We and our suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

●	We depend on intellectual property licensed from Toray, and any dispute over the license would significantly harm our business.

●	We will depend primarily on Toray to file, prosecute, maintain, defend and enforce intellectual property that we license from it and that is material to our business.

●	We and Toray may be unable to protect or enforce the intellectual property rights licensed to us, which could impair our competitive position.

●	We and/or Toray may be subject to claims alleging the violation of the intellectual property rights of others.

●	The FDA could request additional data or testing after our submission for application, requiring additional costs and delaying clearance or approval.

●	We face intense competition in the diagnostic testing market, particularly in the IL-6 space, and as a result we may be unable to effectively compete in our industry.

●	Sales of substantial amounts of our securities in the public market could depress the market price of our common stock.

●	Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have material adverse effect on our business and stock price. Our President and Chief Executive Officer, in addition to serving as principal executive officer, currently serves as our principal financial and accounting officer, and we have no employees devoted on a full-time basis to our finance, accounting, legal or compliance functions, which may substantially increase the likelihood that we will fail to successfully maintain effective internal controls over financial reporting, or effective disclosure controls and procedures.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We may remain an “emerging growth company” until as late as December 31, 2027 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering). “Emerging growth companies” may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 20, 2015. Our principal executive offices are located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 and our telephone number is (844) 327-7078. Our website address is www.bluejaydx.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

The Offering

Shares of common stock offered by the Selling Stockholders:	11,223,665 shares of common stock

Terms of this offering:	The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time as described under the caption “Plan of Distribution” in this prospectus

Use of proceeds:	All proceeds from the sale of shares of common stock offered hereby will be for the account of the Selling Stockholders. We will not receive any proceeds from the sale of common stock offered hereunder, although we will receive the net proceeds of any Warrants exercised for cash. See the caption “Use of Proceeds” in this prospectus.

Risk factors:	Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See the information under the caption “Risk Factors” on page 10 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

Nasdaq Capital Market symbol:	BJDX

When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their permitted transferees, or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated by reference in this prospectus before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I – Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, which are each incorporated by reference into this prospectus, as updated by the additional risks and uncertainties set forth or incorporated by reference herein. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition, or results of operations. Any of these risks and uncertainties could materially and adversely affect our business, results of operations, and financial condition, which in turn could materially and adversely affect the trading price or value of our common stock. As a result, you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 10 of this prospectus and the documents incorporated herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

While we believe we have identified material risks in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, which are each incorporated by reference in this prospectus, together with the information included in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering, these risks and uncertainties are not exhaustive. Other sections of this prospectus and the documents incorporated herein by reference may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. You should read this prospectus and any free writing prospectus and the documents that we have incorporated by reference to this prospectus and filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Therefore, you should not rely on any of the forward-looking statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and the documents incorporated herein.

USE OF PROCEEDS

The net proceeds from any disposition of the Shares will be received by the Selling Stockholders. We will not receive any of the proceeds from any such Shares offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We intend to use the net proceeds from the exercise of the Warrants to fund matters related to obtaining FDA approval, as well as for other research and development activities, potential additional clinical trials, manufacturing scale-up, and for general working capital needs. We have agreed to pay all costs, expenses, and fees relating to the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “Prospectus Summary - June 2026 Private Placement” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. The Selling Stockholders have not had any material relationship with us within the past three years, except for the ownership of our common stock and warrants to purchase our common stock and related agreements entered into in connection with the acquisition thereof.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of shares of our common stock by each of the Selling Stockholders. The second column lists the number of shares of our common stock beneficially owned by each Selling Stockholder, based on its ownership of shares of our common stock and warrants to purchase our common stock, as of June 17, 2026, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The percentage of beneficial ownership after this offering is based on 1,034,715 shares outstanding on June 17, 2026 (together with any newly-issued shares sold by such Selling Stockholder in this offering).

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of warrants issued to the Selling Stockholders in the “Prospectus Summary – June 2026 Private Placement” described above, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants and other warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of our common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before This Offering		Beneficial Ownership After This Offering
Selling Stockholder	Number of Shares Beneficially Owned	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
3i, LP (1)	967,743	967,743	–	*
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (2)	967,743	967,743	–	*
Armistice Capital, LLC (3)	4,169,678	3,225,807	943,871	18.1%
Boothbay Absolute Return Strategies, LP (4)	774,869	774,195	674	*
Charles Worthman (5)	2,562	2,559	3	*
Wilson Drive Holdings LLC (6)	8,642	8,637	5	*
CVI Investments, Inc. (7)	985,780	967,743	18,037	*
Intracoastal Capital LLC (8)	1,155,243	967,743	187,500	8.6%
Kingsbrook Opportunities Master Fund LP (9)	193,789	193,548	241	*
Lincoln Alternative Strategies LLC (10)	967,743	967,743	–	*
Lind Global Fund III LP (11)	967,743	967,743	–	*
Augustus Trading LLC (12)	164,188	164,105	83	*
Noam Rubenstein (13)	80,654	80,613	41	*
Stuywater Capital LLC (14)	967,743	967,743	–	*

*	Less than 1%

(1)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(2)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 9.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 9.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 9.99% ownership cap. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B is c/o Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(3)	The number of shares of common stock being offered hereby include (i) 1,075,269 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 9.99% ownership cap, (ii) 1,075,269 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 1,075,269 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	The number of shares of common stock being offered hereby include (i) 258,065 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 258,065 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 258,065 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated to Kingsbrook Partners LP, a Delaware limited partnership, the power to vote and the power to direct the disposition of all securities held by BBARS that are being registered hereby. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay Absolute Return Strategies, LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, New York 10022.

(5)	The number of shares of common stock being offered hereby include 2,559 shares of common stock issuable upon the exercise of Placement Agent Warrants. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held.

(6)	The number of shares of common stock being offered hereby include 8,637 shares of common stock issuable upon the exercise of Placement Agent Warrants. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose of the securities held. Mr. Schwabe is affiliated with H.C. Wainwright & Co. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(8)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 9.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(9)	The number of shares of common stock being offered hereby include (i) 64,516 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 64,516 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 64,516 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address of Kingsbrook Opportunities is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, New York 10022.

(10)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 9.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 9.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 9.99% ownership cap. The address of Lincoln Alternative Strategies LLC is 404 Washington Ave, Suite 660, Miami Beach, FL 33139.

(11)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. The address of Lind Global Fund III LP is 444 Madison Avenue Fl 41, New York, NY 10022.

(12)	The number of shares of common stock being offered hereby include 164,105 shares of common stock issuable upon the exercise of Placement Agent Warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.

(13)	The number of shares of common stock being offered hereby include 80,613 shares of common stock issuable upon the exercise of Placement Agent Warrants and does not include the shares of common stock underlying warrants beneficially owned by Mr. Rubenstein through Stuywater Capital LLC (“Stuywater”). Mr. Rubenstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held.

(14)	The number of shares of common stock being offered hereby include (i) 322,581 shares of common stock issuable upon the exercise of Pre-Funded Warrants subject to a 4.99% ownership cap, (ii) 322,581 shares of common stock issuable upon the exercise of Series G Warrants subject to a 4.99% ownership cap, and (iii) 322,581 shares of common stock issuable upon the exercise of Series H Warrants subject to a 4.99% ownership cap. Noam Rubenstein, the sole member of Stuywater, has sole voting control and investment discretion over the securities reported herein that are held by Stuywater. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Stuywater. The address of Stuywater is 430 Park Ave, 3rd Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the Company’s common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Hogan Lovells US LLP.

EXPERTS

Wolf & Company P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2025, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Wolf & Company P.C.’s report, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-41031. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 6, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed on May 7, 2026;

●	those portions of our Definitive Proxy Statement on Schedule 14A filed on April 30, 2026 that are deemed “filed” with the SEC;

●	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on January 30, 2026, March 17, 2026, June 2, 2026, June 8, 2026, and June 9, 2026; and

●	The description of our common stock, par value $0.0001 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on November 5, 2021, as amended by the description of our common stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2024, including all amendments and reports updating that description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA, 01720, (844) 327-7078. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.bluejaydx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We file periodic reports and current reports under the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.bluejaydx.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.